EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the joint proxy statement-prospectus constituting part of this Amendment No. 4 to the Registration Statement on Form S-4 of our report dated March 30, 2006, with respect to the consolidated balance sheets of FCB Bancorp as of December 31, 2005 and 2004, and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005. We also consent to the reference to our Firm under the heading “Experts” in the joint proxy statement-prospectus.

/s/ Moss Adams LLP

Portland, Oregon

February 13, 2007